                                 EXHIBIT 11.1
                             BMC WEST CORPORATION
                       Computation of Earnings Per Share

FOR THE YEAR ENDED DECEMBER 31, 1996, 1995, AND 1994

                                                             1996           1995           1994
                                                             ----           ----           ----
COMPUTATION OF PRIMARY EARNINGS PER SHARE

 Net income                                           $10,649,000    $ 7,765,000    $14,259,000
Class B preferred stock
  accretion                                               (34,000)       (34,000)       (34,000)
                                                      -----------    -----------    -----------
Net Income available
  to common stock                                     $10,615,000    $ 7,732,000    $14,225,000
                                                      -----------    -----------    -----------
                                                      -----------    -----------    -----------
Weighted average shares
  outstanding                                          10,759,892      9,498,375      8,504,609
Net effect of dilutive
  stock options based on
  the treasury stock
  method using average
  market price                                            238,243        253,172        293,765
                                                      -----------    -----------    -----------

Total common shares and
  equivalents                                          10,998,135      9,751,547      8,798,374
                                                      -----------    -----------    -----------
                                                      -----------    -----------    -----------

Primary Earnings Per Share                                  $0.97          $0.79          $1.62
                                                            -----          -----          -----
                                                            -----          -----          -----

COMPUTATION OF FULLY DILUTED EARNINGS PER SHARE

Net Income Available
 to Common Stock                                      $10,615,000   $  7,732,000    $14,225,000
                                                      -----------    -----------    -----------
                                                      -----------    -----------    -----------

Weighted average shares
  outstanding                                          10,759,892      9,498,375     8,504,609
Net effect of dilutive
  stock options based on
  the treasury stock
  method using the higher
  of quarter-end market
  price or average
  market price                                            238,243        257,113        293,765
                                                      -----------    -----------    -----------

Total shares and
  equivalents                                          10,998,135      9,755,488      8,798,374
                                                      -----------    -----------    -----------
                                                      -----------    -----------    -----------

Fully Diluted Earnings Per Share                            $0.97          $0.79          $1.62
                                                            -----          -----          -----
                                                            -----          -----          -----


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